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                                                                    EXHIBIT 10.5

                                  May 29, 2002

Michael Hagan

Dear Mr. Hagan:

      This letter sets forth the mutual understandings and agreements between you and American Commercial Lines LLC (the "Company") on the terms and conditions upon which you will continue to be employed by the Company. These terms are as follows:

      1. Effective Date. The effective date of this Agreement shall be the Closing Date, as such term is defined in the Recapitalization Agreement (the "Recapitalization Agreement"), dated as of March 15, 2002, by and among the Company, Danielson Holding Corporation ("Danielson"), American Commercial Lines Holdings LLC and the preferred and management unitholders identified therein.

      2. Base Salary; Bonus Plan. Your base salary ("Base Salary") will continue to be paid to you at the rate in effect immediately prior to the Closing Date, with an opportunity for increase pursuant to the Company's regular salary adjustment programs. Your salary will be paid in accordance with the Company's standard payroll practices. You will also participate in an annual bonus plan to be established by the Company's Board of Directors (the "Board"). All compensation paid to you hereunder shall be subject to all required payroll withholdings and deductions, including, but not limited to, federal, state and local taxes.

      3. Equity Awards. Following the Closing Date, you shall be eligible for an equity grant of stock options or stock appreciation rights with respect to the common stock of Danielson, such grant to be made in accordance with the provisions of Section 6.6 of the Recapitalization Agreement. In addition, you shall receive a grant of shares of restricted Danielson Common Stock, substantially in the form attached hereto as Exhibit A.

      4. Employee Benefits. You will be entitled to take part in all employee benefit programs offered to salaried employees of the Company, as the same may be amended or modified from time to time at the discretion of the Company.

      5. Termination by the Company Without Cause. The Company may terminate your employment for any reason by providing you written notice of its intent to terminate your employment, specifying in such notice a termination date (the "Termination Date") which, in the case of any termination other than a termination for Cause, shall be not less than fourteen (14) calendar days after the giving of the notice. Your employment with the Company shall terminate at the close of business on the Termination Date. Upon any termination by the Company without Cause (other than a termination due to your death or permanent disability), the Company's obligation to pay you the compensation and benefits described in this letter shall immediately cease and expire; provided however, that if you execute and do not revoke your consent to a release in a form reasonably
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satisfactory to the Company, the Company shall pay to you, within fifteen (15)
business days following the last date upon which your consent to such release may be revoked, the Severance Compensation (as defined below). Following a termination of your employment by the Company without Cause, the Company shall also pay to you salary earned through the date of termination, together with any earned but as yet unpaid bonuses from any prior calendar year.

      6. Termination by the Company for Cause. The Company may terminate your employment at any time, without notice, for Cause. As used herein, "Cause" shall mean: (i) a material failure to perform your duties or comply with reasonable directions of the Board which continues for five (5) days after the Board has given written notice to you specifying in reasonable detail the manner in which you have failed to perform such duties or comply with such directions; (ii) your commission of an act or omission constituting (a) a felony, (b) dishonesty or disloyalty with respect to the Company or (c) fraud; (iii) commission of an act or omission that materially and adversely affects the Company's business or reputation; or (iv) the material breach, non-performance or non-observance of any of the Restrictive Covenants (as defined in Section 11 below) which continues for five (5) days after the Board has given written notice to you specifying in reasonable detail the manner in which you have breached, failed to perform or failed to observe such covenants. Upon any termination for Cause, the Company's sole obligation shall be to pay you salary through the date of termination, together with any earned but as yet unpaid bonuses from any prior calendar year.

      7. Termination by you for Good Reason. You may terminate your employment at any time for Good Reason. As used herein, "Good Reason" shall mean, unless and to the extent otherwise waived in writing by you, the termination of your employment with the Company which is initiated by you and that occurs within 90 days of any of the following events (excluding for this purpose, isolated, insubstantial and inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by you): (i) a decrease in your aggregate Base Salary and annual bonus opportunity, (ii) any failure by Danielson to comply with the provisions of Section 6.6 of the Recapitalization Agreement; or (iii) any required relocation of more than 50 miles to which you do not agree. Upon any termination for Good Reason, the Company's obligation to pay you the compensation and benefits described in this letter shall immediately cease and expire; provided however, that if you execute and do not revoke your consent to a release in a form reasonably satisfactory to the Company, the Company shall pay to you, within fifteen (15) business days following the last date upon which your consent to such release may be revoked, the Severance Compensation. Following a termination of your employment for Good Reason, the Company shall also pay to you salary earned through the date of termination, together with any earned but as yet unpaid bonuses from any prior calendar year.

      8. Termination Due to Death or Permanent Disability. If you die or your employment is terminated due to permanent disability during your employment with the Company, the Company's obligations to pay the compensation and benefits described herein shall immediately cease and expire, except that, within fifteen
(15) business days your death or termination of employment due to permanent disability, the Company shall
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pay to you or your estate that portion of your Base Salary which was earned through the termination date, together with any earned and unpaid annual bonus from any prior calendar year. Thereafter, the Company shall have no further obligations to you or your estate, heirs, executors, administrators, and personal representatives).

      9. Severance Compensation. The Severance Compensation shall consist of the following: (i) separation pay in an amount equal to six (6) months of your then current Base Salary (payable in either equal monthly payments for six (6) months or in a single sum payment, at your election) (ii) an amount equal to the highest bonus paid to you by the Company during the preceding three (3) fiscal years, if any and (iii) continued participation in the medical, dental and life insurance plans that are in effect for active Company employees for one year following such termination of employment, at a cost to you not greater than the cost of such benefits to active employees. Notwithstanding the foregoing, the Company reserves the right to amend or terminate any of these plans at any time. Following the expiration of such one year period, you shall be entitled to exercise your right to continue benefit coverage pursuant to the terms of COBRA.

      10. No Duty to Mitigate; No Offset. Following the termination of your employment for any reason, you shall have no duty to mitigate or to seek or take subsequent employment. If you do obtain subsequent employment, your right to the payments described in Section 9 or to any other post-employment payments due hereunder will not be offset or reduced by any compensation or benefits received you from such employment or from any other source.

      11. Restrictive Covenants. During the term of your employment with the Company, and for a period of two (2) years following the date on which your employment with the Company terminates, you agree that you will not (i) accept employment with, work for or act in any other capacity for any Competitor (as defined below); (ii) solicit, recruit, hire, or attempt to hire any person who is then, or within the preceding twelve (12) month period was, an employee of the Company; or urge, influence, induce or seek to induce any employee of the Company to terminate his/her relationship with the Company; (iii) solicit, urge, influence, entice, induce or seek to induce any of the Company's representatives, consultants, brokers or other independent contractors to terminate their relationship with, or representation of, the Company, or to cancel, withdraw, reduce, limit or in any manner modify any of such person's or entity's business with, or representation of, the Company for whatever reason or purpose; and (iv) disclose in any way any of the Company's confidential information. For purposes hereof, "Competitor" shall mean any person directly engaged in the transportation of cargo by water on the Inland Waterway System of the United States, in competition with American Commercial Barge Line LLC or any of its affiliates, or any person engaged in the construction or repair of vessels for use primarily on the Inland Waterway System of the United States, in competition with either Jeffboat LLC, or any of its affiliates, or Louisiana Dock Company LLC, or any of its affiliates.

      12. Acknowledgement and Consent. As consideration for the Restrictive Covenants, the Company has granted to you the right to receive the Severance Compensation under the circumstances described herein. You hereby acknowledge,
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represent and warrant that the right to receive the Severance Compensation was specifically bargained for, and is adequate consideration for the Restricted Covenant. As of the Closing Date, the Company will amend each of the Supplemental Savings Plan for Eligible Executives of American Commercial Lines LLC, the American Commercial Lines LLC Amended and Restated Salary Continuation Plan, and the Special Retirement Plan of American Commercial Lines LLC (the "Executive Plans"), to delete from each such Executive Plan any provision which would otherwise require the accelerated payment or funding of plan benefits in connection with the execution of the Recapitalization Agreement or the consummation of the transactions contemplated by the Recapitalization Agreement. You hereby consent to the adoption of such amendments and waive any rights you may have under the Executive Plans to require the accelerated payment or funding of plan benefits.

      13. Miscellaneous. This letter constitutes our entire agreement with respect to the subject matter hereof, and supersedes any and all oral and/or written prior agreements. No waiver or modification of this letter or of any term, covenant, condition, or limitation contained in this letter shall be valid unless in writing and executed by the party to be charged with it. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. This letter agreement shall be governed in accordance with the laws of the State of Indiana, without regard to its principles of conflicts of laws. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company. This letter agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
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      If the terms set forth herein comport with your understanding of the terms and conditions agreed upon, please countersign this letter and return a copy to my attention.

                                        Yours very truly,

                                        /s/ Paul S. Besson
                                        ________________________________________


Agreed to and accepted:


/s/ Michael C. Hagan
__________________________________
Michael C. Hagan

Dated: